UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 6, 2005 (January 1, 2005)
HOME INTERIORS & GIFTS, INC.
(Exact name of registrant as specified in its charter)

TEXAS	333-62021	75-0981828
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
1649 Frankford Road West
Carrollton, Texas 75007-4605
(Address of principal executive offices)
Registrant’s Telephone Number, Including Area Code: (972) 695-1000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On August 8, 2005, Home Interiors & Gifts, Inc., (the “Company”) entered into an employment and non-competition agreement with Mary-Knight Tyler as further described under Item 5.02 below and which description is incorporated by reference in its entirety into this Item 1.01.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On January 6, 2005, the Company issued a press release and filed a Form 8-K announcing the promotion of Mary-Knight Tyler to Chief Operating Officer of the Company effective January 1, 2005. On August 8, 2005, the Company entered into an employment and non-competition agreement with Ms. Tyler, to be effective as of that same date (the “Employment Agreement”).
     The initial term of the Employment Agreement continues until December 31, 2005 and Ms. Tyler’s employment will be extended for successive one-year terms unless either party gives 120-day advance notice not to extend employment.
     The Employment Agreement provides (i) for an initial base salary of $300,000 (subject to increases as determined by the board of directors), (ii) eligibility to receive a bonus under the Company’s Key Employee Bonus Plan applicable to senior executives in an amount up to 40% of Ms. Tyler’s annual base salary, promptly following delivery to the board of directors of audited financial statements of the Company for the fiscal year for which the annual bonus is earned or awarded and (iii) for fiscal year ending December 31, 2005 only, if she does not receive an annual bonus, eligibility to receive a discretionary annual bonus of up to 10% of her base salary, as determined by the Company’s chief executive officer, based upon the achievement of certain objective and/or subjective goals. In addition, Ms. Tyler is entitled to (i) participate in all incentive, savings, retirement and healthcare plans, (ii) reimbursement for all reasonable employment expenses incurred on behalf of the Company and in performance of her duties and (iii) lease of a vehicle with such monthly lease, fuel, maintenance and insurance costs as are reasonable and customary for other similarly situated executives of the Company.
     In the event Ms. Tyler’s employment is terminated other than for Cause, her Employment Agreement is not renewed or in the event Ms. Tyler resigns for Good Reason (as such terms are defined in the Employment Agreement), Ms. Tyler is entitled to a lump sum payment in cash of (i) her accrued and unpaid salary and bonus through the date of termination, (ii) any amount arising from her participation in any investment plans, payable in accordance with the terms of such investment plans and (iii) severance pay equal to 12 months of her then effective base salary.
     If Ms. Tyler’s employment is terminated by the Company for Cause or by Ms. Tyler other than for Good Reason, or if Ms. Tyler’s employment is terminated by reason of her death or disability, the Company shall have no further payment obligations other than for payment of any accrued and unpaid salary, benefits under investment plans and any accrued bonus.
     Following a Change of Control, if Ms. Tyler’s employment (i) is terminated other than for Cause or other than in connection with her death or disability, (ii) her Employment Agreement is not renewed or (iii) in the event Ms. Tyler resigns for Good Reason (as such terms are defined in the Employment Agreement), Ms. Tyler is entitled to (a) all accrued benefits, (b) a severance payment equal to 18 months of her then effective base salary, (c) her accrued bonus, payable at such time as such annual bonus otherwise would be payable and (d) for a period of 12 months following her termination, payment of all medical, dental and vision insurance costs for Ms. Tyler and her family.
     The Employment Agreement provides for a one-year non-competition and non-solicitation requirement after Ms. Tyler’s employment with the Company is terminated.
     This description of the material terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

10.1	Employment and Non-Competition Agreement, dated August 8, 2005, between Home Interiors & Gifts, Inc. and Mary-Knight Tyler.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME INTERIORS & GIFTS, INC.

Date: August 12, 2005	By:	/s/ KEITH S. KRZEMINSKI

Name: Keith S. Krzeminski
	Title:	Senior Vice President of Finance and
Chief Financial Officer

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